     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1997

                                                       REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                             CARDINAL HEALTH, INC.
             (Exact name of Registrant as specified in its charter)

                                      OHIO
                 (State or other jurisdiction of incorporation)
                                   31-0958666
                      (I.R.S. Employer Identification No.)

                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           ROBERT D. WALTER, CHAIRMAN
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                JOHN M. GHERLEIN, ESQ.                                      JOHN J. MCCARTHY, ESQ.
                BAKER & HOSTETLER LLP                                       DAVIS POLK & WARDWELL
              3200 NATIONAL CITY CENTER                                      450 LEXINGTON AVENUE
                1900 EAST NINTH STREET                                     NEW YORK, NEW YORK 10017
                CLEVELAND, OHIO 44114                                           (212) 450-4000
                    (216) 621-0200

                                ---------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                    PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF CLASS           AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
     OF SECURITIES             REGISTERED             PER UNIT(1)          OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
    Debt Securities         $350,000,000(2)               100%                $350,000,000              $106,061
========================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee.

(2) Plus such additional amount as may be necessary that, if any Debt Securities are issued with an original issue discount, the aggregate initial offering price will equal $350,000,000.

IN ACCORDANCE WITH RULE 429, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 33-57223), AS AMENDED, FIRST FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1995.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 3, 1997

                          [CARDINAL HEALTH, INC. LOGO]

                                  $400,000,000
                                DEBT SECURITIES

     Cardinal Health, Inc. (the "Company" or "Cardinal") may offer and issue from time to time unsecured debt securities in one or more series (the "Debt Securities") up to an aggregate initial offering price not to exceed $400,000,000 (or the equivalent in foreign-denominated currency or currency units based on or relating to foreign currencies, including European Currency Units). The Debt Securities will rank equally with all other current and future unsecured indebtedness of the Company and prior to subordinated indebtedness, if any. The Debt Securities may be sold for U.S. dollars, foreign-denominated currency or currency units; principal of and interest on the Debt Securities may likewise be payable in U.S. dollars, foreign-denominated currency or currency units, in each case as the Company specifically designates. The Company does not currently intend to issue Debt Securities based on or relating to foreign currencies or foreign currency units.

     The Debt Securities will be offered in amounts, at prices, with maturities and on terms to be determined in light of market conditions at the time of the offering and set forth in one or more accompanying prospectus supplements (the "Prospectus Supplement"). The Prospectus Supplement will set forth the specific designation, aggregate principal amount, authorized denominations and currency or currency unit in which the Debt Securities may be purchased and in which the principal and any interest is payable; purchase price, maturity, rate of or manner of calculating interest, if any; time of payment of interest, if any; terms, if any, for redemption at the option of the Company or the holder; terms for sinking fund payments, if any; terms for any mandatory redemption; listing on any securities exchange or over-the-counter market system; whether the Debt Securities will be issuable as global securities and the identity of the depositary for any global securities; and any other specific terms relating to any series of the Debt Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent; in each case, less other attributable expenses of issuance and distribution. The Company may also sell Debt Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

               The date of this Prospectus is             , 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. These reports and other information (including proxy and information statements) can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of two Registration Statements filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statements and related exhibits for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "1996 Cardinal Form 10-K"), (2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, and December 31, 1996, and (3) Current Reports on Form 8-K dated October 11, 1996, March 3, 1997, and March 18, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of said reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be submitted in writing to Cardinal Health, Inc., Attn.: David Bearman, Executive Vice President and Chief Financial Officer, 5555 Glendon Court, Dublin, Ohio
(614) 717-5000.

                STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" (as defined in the Act). This Prospectus, any Prospectus Supplement, any documents incorporated by reference herein, or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current view (as of the date such forward-looking statement is made) with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to general economic conditions; the loss of one or more key customer or supplier relationships, including pharmaceutical manufacturers for which alternative supplies may not be available; the malfunction or failure of the Company's information systems; the costs and difficulties related to the integration of recently acquired businesses; changes in the distribution or outsourcing pattern for pharmaceutical products, including any increase in direct distribution or decrease in contract packaging by pharmaceutical manufacturers; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; injury to person or property resulting from the Company's repackaging or pharmacy management services; competitive factors in the Company's health care service businesses, including pricing pressures; the continued financial viability and success of the Company's customers, suppliers, and franchisees; technological developments and products offered by competitors; failure to retain or continue to attract senior management or key personnel; risks associated with international operations, including fluctuations in currency exchange ratios; successful challenges to the validity of the Company's patents, copyrights and/or trademarks; difficulties or delays in the development, production and marketing of new products and services; strikes or other labor disruptions; labor and employee benefit costs; pharmaceutical manufacturers' pricing policies and overall drug price inflation; changes in hospital buying groups or hospital buying practices; and other factors referenced in this Prospectus, the Prospectus Supplement or documents incorporated by reference herein or other filings or written or oral statements made by or on behalf of the Company. The words "believe", "expect", "anticipate", "project", and similar expressions identify "forward-looking statements", which speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

     Cardinal, a holding company operating through a number of separate operating subsidiaries, is a leading health care service provider, offering an array of value-added pharmaceutical distribution services to a broad base of customers. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its subsidiary, Pyxis Corporation ("Pyxis"), Cardinal develops and manufactures unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and alternate care facilities. Cardinal is the largest franchisor of independent retail pharmacies in the United States through its subsidiary, Medicine Shoppe International, Inc. ("Medicine Shoppe"). In addition, through its subsidiaries, Owen Healthcare, Inc. ("Owen"), and Allied Healthcare Service, Inc. ("Allied"), Cardinal provides pharmacy management services to hospitals. PCI Services, Inc. ("PCI"), another one of Cardinal's subsidiaries, is a leading international provider of integrated packaging services to pharmaceutical manufacturers.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     In February 1994, Cardinal merged with Whitmire Distribution Corporation ("Whitmire"), a Folsom, California-based pharmaceutical wholesaler. The majority of Whitmire's sales were concentrated in the western and central United States, complementing the Company's former concentration of sales in the eastern United States and positioning the combined company to service both customers and suppliers on a national basis. As a result of the Whitmire merger, the Company now maintains a network of distribution centers enabling it to routinely serve the entire population of the continental U.S. on a next-day basis.

     Cardinal has completed several additional business combinations since the Whitmire merger. On July 1, 1994, Cardinal acquired Humiston-Keeling, Inc., a Calumet City, Illinois-based drug wholesaler serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal merged with Behrens Inc., a Waco, Texas-based drug wholesaler serving customers located primarily in Texas and adjoining states. On November 13, 1995, Cardinal merged with Medicine Shoppe, a St. Louis, Missouri-based franchisor of independent apothecary-style pharmacies in the United States and abroad. On May 7, 1996, Cardinal merged with Pyxis, a San Diego, California-based designer, manufacturer, marketer and servicer of unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other health care facilities. On October 11, 1996, Cardinal completed a merger with PCI, a Philadelphia, Pennsylvania-based provider of integrated packaging services to pharmaceutical manufacturers. Finally, on March 18, 1997, Cardinal completed a merger with Owen, a Houston, Texas-based provider of fully integrated pharmacy management and information services to hospitals.

     Cardinal's principal executive offices are located at 5555 Glendon Court, Dublin, Ohio 43016, and its telephone number is (614) 717-5000.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                        SIX
                                                                                                       MONTHS
                                                        FISCAL YEAR ENDED(1)                           ENDED
                                   --------------------------------------------------------------     --------
                                   MARCH 31,     MARCH 31,     JUNE 30,     JUNE 30,     JUNE 30,     DEC. 31,
                                     1992          1993          1994         1995         1996         1996
                                   ---------     ---------     --------     --------     --------     --------
Ratio of earnings to fixed
  charges........................     2.8           4.0           6.8         10.5          7.2          8.5

---------------

(1) On March 1, 1994, the Company changed its fiscal year from March 31 to June 30.

     The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company and entities 50% or more owned by the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, preferred stock dividend requirements of subsidiaries, and the portion of rental expense which is deemed to be representative of the interest factor.

                                USE OF PROCEEDS

     The Company does not currently have any specific plans for the net proceeds from the sale of Debt Securities. Except as otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by the Company for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, and investments.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture dated as of
            , 1997 (hereinafter referred to as the "Indenture"), between the Company and Bank One, Columbus, N.A., as Trustee (hereinafter referred to as the "Trustee"). The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company or its subsidiaries, except as provided below under "Limitations on Subsidiary Debt." Unless otherwise specified in a Prospectus Supplement, a default in the Company's obligations with respect to any other indebtedness will not constitute a default or an Event of Default (as defined in the Indenture) with respect to the Debt Securities. The Indenture does not contain any covenants or provisions that afford holders of Debt Securities protection in the event of a highly leveraged transaction. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Currently, the Company conducts nearly all of its operations through subsidiaries and expects that it will continue to do so. As a result, the right of the Company to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of Debt Securities to benefit as creditors of the Company from any such distribution are subject to the prior claims of creditors of such subsidiary. As of February 28, 1997, the Company had outstanding approximately $436 million of indebtedness for borrowed money with which the Debt Securities would rank equally. In addition, as of such date, the Company's subsidiaries had outstanding approximately $60 million of indebtedness for borrowed money and approximately $1.042 billion of trade payables to which the Debt Securities would be effectively subordinated.

     The following statements are subject to the detailed provisions of the Indenture, which is incorporated by reference as an exhibit to the Registration Statements of which this Prospectus is a part and which is also available for inspection at the office of the Trustee. Section references are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

     The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement which accompanies this Prospectus will set forth the following terms of and information relating to the Debt Securities offered thereby: (i) the designation, aggregate principal amount and purchase price of the Debt Securities; (ii) the date or dates on which principal of the Debt Securities is payable; (iii) the rate or rates per annum at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined; (iv) the dates on which interest will be payable and the related record dates; (v) any redemption, repayment or sinking fund provisions; and (vi) any other specific terms of the Debt Securities.

     Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without service charge, at the office of the Trustee set forth in the Indenture. Interest on any series of Debt Securities will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons. (Sections 2.7 and 3.1.)

     Debt Securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount (which may be substantial) below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS

     Definitions. The term "Attributable Debt" means in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction or (b) the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the Debt Securities of all series then outstanding and compounded semiannually) of the obligations of the Company and its Consolidated Subsidiaries for rental payments during the remaining term of all leases.

     The term "Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Consolidated Subsidiary" means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

     The term "Exempted Debt" means the sum of the following as of the date of determination: (a) indebtedness of the Company and its Consolidated Subsidiaries incurred after the date of the Indenture and secured by liens not permitted by the limitation on liens provisions of the Indenture (Section 3.9), and (b) Attributable Debt of the Company and its Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the Indenture, other than leases permitted by the limitation on sale and lease-back provisions of the Indenture. (Section 3.10)

     The term "Financing Subsidiary" means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities: (a) the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others; (b) the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or (c) any other business as may be reasonably incidental to those described in (a) and (b) above, including the ownership and use of property in connection therewith.

     The term "Funded Indebtedness" means all Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

     The term "Indebtedness" means all items classified as indebtedness on the most recently available balance sheet of the Company and its Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

     The term "Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an Event of Default.

     The term "Rate Hedging Obligations" means any and all obligations of anyone arising under: (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the items in (a) above.

     The term "Restricted Subsidiary" means a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act and as amended from time to time.

     The term "Senior Funded Indebtedness" means any Funded Indebtedness of the Company that is not subordinated in right of payment to any other Indebtedness of the Company.

     The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of said corporation is at the time owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

     The term "Yield to Maturity" means the yield to maturity on a series of Debt Securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

     Limitation on Liens. The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money which is secured by a mortgage, pledge, security interest or lien ("liens") of or upon any assets, whether now owned or hereafter acquired, of the Company or any such Consolidated Subsidiary without equally and ratably securing the Debt Securities by a lien ranking ratably with and equal to such secured Indebtedness, except that the foregoing restriction does not apply to (a) liens existing on the date of the Indenture; (b) liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary; (c) liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereof, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (d) liens securing Indebtedness owing by any Consolidated Subsidiary to the Company or another wholly owned domestic Subsidiary; (e) liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; (f) liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) any extension, renewal or replacements (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;
(h) certain statutory liens or other similar liens arising in the ordinary course of business by the Company or a Consolidated Subsidiary, or certain liens arising out of governmental contracts; (i) certain pledges, deposits or liens made or arising under workers' compensation or similar legislation or in certain other circumstances; (j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards; (k) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business, or the ownership of the assets of the Company or of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such assets in the operation of the business of the Company or such Consolidated Subsidiary or the value of such assets for the purposes thereof; or (l) liens on any assets of a Financing Subsidiary. Notwithstanding the foregoing restrictions, the Company or any Consolidated Subsidiary may create or assume any Indebtedness which is secured by a lien, without securing the Debt Securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Consolidated Net Tangible Assets. (Section 3.9)

     Limitations on Subsidiary Debt. The Indenture provides that the Company will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for money borrowed, except that the foregoing restrictions will not apply to the incurrence of (a) Indebtedness outstanding on the date of the Indenture; (b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to the Company or to another Subsidiary, provided that such Indebtedness will be at all times held by either the Company or a Subsidiary, and provided further that upon the transfer or disposition of such Indebtedness to someone other than the Company or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted; (c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such overdraft is extinguished within five Business Days (as defined in the Indenture) of incurrence; (d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes, provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000; (e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;
(f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation; (g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of the Company or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of Indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition; (h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers' acceptances or letters of credit provided by such Subsidiary in the ordinary course of business; (i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens (Section 3.9) or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions (Section 3.10) or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after the date of the Indenture; (j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to the Company; (k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes; (l) Indebtedness incurred by any Financing Subsidiary; and
(m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g) and (i) above ("Refinancing Indebtedness"), provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refinanced (plus the premiums paid and expenses incurred in connection therewith), (ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and
(iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated, as the Indebtedness being refinanced. Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for money borrowed that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Consolidated Net Tangible Assets. (Section 3.11)

     Limitation on Sale and Lease-Back Transactions. Sale and lease-back transactions (except such transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of any assets are prohibited unless (a) the Company or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect to such transaction without equally and ratably securing the Debt Securities, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by the Board of Directors of the Company and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness. The foregoing limitation will not apply, if at the time the Company or any Consolidated Subsidiary enters into such sale and lease-back transaction and, immediately after giving effect thereto, Exempted Debt does not exceed 20% of the Consolidated Net Tangible Assets. (Section 3.10)

     Merger, Consolidation, Sale, Lease or Conveyance. The Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company. (Section 8.1)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary ("Global Security Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Security Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. However, the Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Security Depositary will be represented by a Global Security registered in the name of the Global Security Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Security Depositary for such Global Security, such Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Security Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Security Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form, and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Global Security Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Global Security Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities except that no such modification may (i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 4.1 of the Indenture or the amount thereof provable in bankruptcy pursuant to
Section 4.2 of the Indenture, or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 7.2)

     The Indenture also provides that the Company and the Trustee may, without the consent of the holders of the Debt Securities, modify the Indenture or enter into supplemental indentures (a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Debt Securities of one or more series any property or assets, (b) to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and obligations of the Company, (c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors of the Company and the Trustee shall consider to be for the protection of the holders of the Debt Securities and to make the occurrence or the occurrence and continuance of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default; provided, however, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default or may provide for an immediate enforcement upon such Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the Debt Securities of such series to waive such an Event of Default, (d) to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors of the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Debt Securities in any material respect, (e) to establish the form or terms of Debt Securities, and (f) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee. (Section 7.1)

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal or premium, if any, upon any Debt Securities of such series; default in the payment of any sinking fund installment payable by the terms of the Debt Securities of such series; default by the Company in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice specifying that such notice is a "Notice of Default" under the Indenture; certain events involving bankruptcy, insolvency or reorganization of the Company; and any other event of default provided in the supplemental indenture or resolution of the Company's Board of Directors under which the series of Debt Securities are issued or in the form of the Debt Security for such series. (Section 4.1) Unless otherwise specified in a Prospectus Supplement, a default by the Company with respect to any Indebtedness other than the Debt Securities will not constitute an Event of Default with respect to the Debt Securities. The Indenture will provide that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, or interest on, such series of Debt Securities or in the payment of any sinking or purchase fund installment with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so. (Section 4.11)

     The Indenture provides that (a) if an Event of Default due to the default in payment of principal or, premium, if any, or interest on, or any sinking fund installment with respect to, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under such Indenture and then outstanding (each such series voting as a separate class) may then declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions (which include the deposit by the Company with the Trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the Trustee and the curing, waiving or remedying of all Events of Default other than nonpayment or principal) such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Sections 4.1 and 4.10)

     The holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 4.9 and 4.2(d))

     The Indenture provides that no holder of Debt Securities may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9) At any time prior to the evidencing to the Trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the Debt Securities of any or all series specified in the Indenture in connection with such action, any holder of a Debt Security may, by filing written notice with the Trustee, revoke such action so far as concerns such security. (Section 6.5)

     The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture. (Section 3.5)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture upon compliance with certain enumerated conditions, including the Company having paid all sums payable by the Company under the Indenture, when either (a) the Company shall have delivered to the Trustee for cancellation all Debt Securities theretofore authenticated or (b) all Debt Securities not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year. (Section 9.1)

THE TRUSTEE

     The Trustee under the Indenture is Bank One, Columbus, N.A. The Trustee is an affiliate of Bank One, Indianapolis, N.A., the trustee under a separate indenture for the Company's 6 1/2% Notes due 2004 and the Company's 6% Notes due 2006.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby in any of four ways: (i) through underwriters, (ii) through dealers, (iii) through agents, or (iv) directly to purchasers. The Prospectus Supplement will set forth the terms of any offering of a particular series of Debt Securities and will include, without limitation, (i) the name or names of any underwriters, dealers or agents with which the Company has entered into arrangements with respect to the sale of such Debt Securities; (ii) the initial public offering or purchase price of such Debt Securities; (iii) the principal amounts of the Debt Securities to be purchased by any such underwriters, dealers or agents; (iv) any underwriting discounts, commissions and other items constituting underwriters' compensation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers; (v) any commissions paid to any agents; (vi) the net proceeds to the Company from the sale of such Debt Securities; and (vii) the securities exchanges, if any, on which such Debt Securities will be listed.

     If underwriters are used in the offering of Debt Securities, the Debt Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of such resale. Unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to such dealers, as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect to which this Prospectus is delivered will be named, and any commission payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

     Offers to purchase Debt Securities may be solicited, and sales thereof may be made directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales thereof.

     Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be "underwriters," as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents participating in the distribution of Debt Securities may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities, certain legal matters in connection with the Debt Securities will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio, and for the underwriters, if any, by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cardinal and its consolidated subsidiaries as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, have been incorporated in this Prospectus by reference from the 1996 Cardinal Form 10-K. Such consolidated financial statements of Cardinal and its subsidiaries, except Pyxis, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference from the 1996 Cardinal Form 10-K. The financial statements of Pyxis (consolidated with those of Cardinal in the consolidated financial statements) have been audited by Ernst & Young LLP, as stated in their report which is incorporated herein by reference from the 1996 Cardinal Form 10-K.

     Such consolidated financial statements of Cardinal and its consolidated subsidiaries are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are as follows:

        Registration Fee -- Securities and Exchange Commission............  $106,061
        Trustee's Fees and Expenses*......................................     6,500
        Accounting Fees and Expenses*.....................................    20,000
        Blue Sky Fees and Expenses (including related fees and expenses of
          counsel)*.......................................................     5,000
        Legal Fees and Expenses*..........................................    65,000
        Printing Expenses*................................................    40,000
        Rating Agency Fees*...............................................   250,000
        Miscellaneous Expenses*...........................................     7,439
                                                                            --------
                  TOTAL...................................................  $500,000
                                                                            ========

---------------

* Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened material claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with certain of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) as to officers who are not directors, with respect to any act or omission which is finally adjudged to have been a violation, other than in good faith, of Cardinal's Standards of Business Conduct of which the officer then most recently has received written notice. The indemnification agreements are applicable to claims asserted after their effective date, whether arising from acts or omissions occurring before or after their effective date, and associated legal expenses.

ITEM 16. EXHIBITS

        EXHIBIT
        NUMBER                                    DESCRIPTION
        ------     --------------------------------------------------------------------------
         1         Proposed form of Underwriting Agreement
         4.1       Indenture between the registrant and Bank One, Columbus, N.A., dated as of
                             , 1997
         4.2       Form of Debt Securities
         5         Opinion of Baker & Hostetler LLP
        12         Computation of Ratio of Earnings to Fixed Charges
        23.1       Consent of Deloitte & Touche LLP
        23.2       Consent of Ernst & Young LLP
        23.3       Consent of Baker & Hostetler LLP (included in Exhibit 5)
        24         Powers of Attorney (included on signature pages)
        25         Form T-1 Statement of Eligibility and Qualification under the Trust
                   Indenture Act of 1939 of Bank One, Columbus, N.A.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a posteffective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on April 3, 1997.

                                          CARDINAL HEALTH, INC.

                                          BY:      /s/ ROBERT D. WALTER
                                            ------------------------------------
                                               Robert D. Walter, Chairman and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Walter, George H. Bennett, Jr., and Paul S. Williams, and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 3, 1997.

                 SIGNATURE                                          TITLE
--------------------------------------------     --------------------------------------------

            /s/ ROBERT D. WALTER                     Chairman and Chief Executive Officer
--------------------------------------------            (principal executive officer)
              Robert D. Walter

             /s/ DAVID BEARMAN                   Executive Vice President and Chief Financial
--------------------------------------------        Officer (principal financial officer)
               David Bearman
           /s/ RICHARD J. MILLER                   Vice President, Controller and Principal
--------------------------------------------                  Accounting Officer
             Richard J. Miller

              /s/ JOHN F. FINN                                     Director
--------------------------------------------
                John F. Finn

            /s/ ROBERT L. GERBIG                                   Director
--------------------------------------------
              Robert L. Gerbig

             /s/ JOHN F. HAVENS                                    Director
--------------------------------------------
               John F. Havens

          /s/ REGINA E. HERZLINGER                                 Director
--------------------------------------------
            Regina E. Herzlinger

                 SIGNATURE                                          TITLE
--------------------------------------------     --------------------------------------------


              /s/ JOHN C. KANE                                     Director
--------------------------------------------
                John C. Kane

            /s/ J. MICHAEL LOSH                                    Director
--------------------------------------------
              J. Michael Losh

            /s/ GEORGE R. MANSER                                   Director
--------------------------------------------
              George R. Manser

             /s/ JOHN B. MCCOY                                     Director
--------------------------------------------
               John B. McCoy

           /s/ JERRY E. ROBERTSON                                  Director
--------------------------------------------
             Jerry E. Robertson

           /s/ L. JACK VAN FOSSEN                                  Director
--------------------------------------------
             L. Jack Van Fossen

          /s/ MELBURN G. WHITMIRE                                  Director
--------------------------------------------
            Melburn G. Whitmire

                                 EXHIBIT INDEX

    EXHIBIT                                 EXHIBIT
    NUMBER                                DESCRIPTION
    -------     ---------------------------------------------------------------
      1         Proposed form of Underwriting Agreement........................
      4.1       Indenture between the registrant and Bank One, Columbus, N.A.,
                dated as of           , 1997...................................
      4.2       Form of Debt Securities........................................
      5         Opinion of Baker & Hostetler LLP...............................
     12         Computation of Ratio of Earnings to Fixed Charges..............
     23.1       Consent of Deloitte & Touche LLP...............................
     23.2       Consent of Ernst & Young LLP...................................
     23.3       Consent of Baker & Hostetler LLP (included in Exhibit 5)
     24         Powers of Attorney (included on signature pages)...............
     25         Form T-1 Statement of Eligibility and Qualification under the
                Trust Indenture Act of 1939 of Bank One, Columbus, N.A. .......